EXHIBIT 5.1

July 14, 2025

Anavex Life Sciences Corp.

630 5th Avenue, 20th Floor

New York, New York 10111

Re: Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Anavex Life Sciences Corp., a Nevada corporation (the “Company”) in connection with the registration statement on Form S-3 and the related prospectus (the “Registration Statement”) filed on the date of this letter by the Company, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to an aggregate amount of $300,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”). Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

This opinion is being furnished in connection with the requirements of 17 CFR § 601(b)(5)(i), and no opinion is expressed in this letter as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated in this letter with respect to the issuance of the Shares.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, that the Registration Statement has become effective and has been properly filed, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

Anavex Life Sciences Corp. July 14, 2025 Page 2

Anavex Life Sciences Corp. July 14, 2025 Page 2

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that, when an issuance of the Shares has been duly authorized by all necessary action of the Company, and, when such Shares have been issued and paid for as described in the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under the Securities Act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.